EXHIBIT 21

Subsidiaries of the Registrant

Allegan Real Estate Joint Venture	RAI Restaurants, Inc.
CFD Holdings II, LLC	Real Estate Holdings I, LLC
CNL APF GP Corp.	Real Estate Holdings II, LLC
CNL APF Partners, LP	Real Estate Holdings III, LLC
CNL Financial GP Holding Corp.	Restaurant Assets, LLC
CNL Financial LP Holding, LP	San Antonio #1324 Joint Venture
CNL Financial Services GP Corp.	Trustreet Brokerage Services, Inc.
CNL Financial Services, LP	Trustreet Brokerage, Inc.
CNL Financial VII, Inc.	Trustreet Holdings 2005-A, LLC
CNL Financial VII, LP	Trustreet Investment Banking, LLC
CNL Financial VIII, Inc.	Tuscawilla Joint Venture
CNL Financial VIII, LP	USRP (Bob), LLC
CNL Funding 2000-A, Inc.	USRP (Dee Dee), LLC
CNL Funding 2000-A, LP	USRP (Don), LLC
CNL Funding 2001-4, Inc.	USRP (Fain 10), L.P.
CNL Funding 2001-4, LP	USRP (Fred), LLC
CNL Net Lease Funding 2001, Inc.	USRP (Gant 1), LLC
CNL Net Lease Funding 2001, LP	USRP (Gant 2), LLC
CNL Net Lease Funding 2003, LLC	USRP (Hawaii), LLC
CNL Restaurant Advisors, Inc.	USRP (Jennifer), LLC
CNL Restaurant Bond Holdings, Inc.	USRP (Katy) L.P.
CNL Restaurant Bond Holdings, LP	USRP (Minnesota), LLC
CNL Restaurant Capital Corp.	USRP (Molly), LLC
CNL Restaurant Capital GP Corp.	USRP (Pat), LLC
CNL Restaurant Capital, LP	USRP (Sarah), LLC
CNL Restaurant Development, Inc.	USRP (SFGP), LLC
CNL Restaurant Investments, Inc.	USRP (Steve), LLC
CNL/Airport Joint Venture	USRP (Sybra), LLC
CNL/Chevys Annapolis Joint Venture	USRP (Valerie), LLC
CNL/Corral South Joint Venture	USRP Funding 2001-A, L.P.
CNL/Lee Vista Joint Venture	USRP GP8, LLC
CNL/MSC Joint Venture No. 182	USRP Holding Corp.
Franchise Funding 2003, Inc.	Woodway Joint Venture
Franchise Funding 2003, LP
Fuel Supply, Inc.
GR Holding Corp.
Kirkman Road Joint Venture
Maple & Main Orlando, LLC
Maple & Main Redevelopment, LLC
Net Lease Funding 2005, LLC
Net Lease Funding 2005, LP
North American Restaurant Management, Inc.
Orange Avenue Joint Venture
Pinnacle Restaurant Group II, LLC